Avanos Medical Announces Appointment of Scott Galovan as Senior Vice President, Chief Financial Officer; David Pacitti Appointed to Board of Directors

ALPHARETTA, Ga., August 5, 2025/PRNewswire/ -- Avanos Medical, Inc. (NYSE: AVNS), a leading medical technology company, today announced the appointment of Scott Galovan as its new senior vice president, chief financial officer, effective Aug. 1, 2025.
Galovan most recently served as Avanos’ senior vice president of strategy and corporate development. His background with the company spans 12 years and is highlighted by a proven track record of leading a number of acquisition and divestiture initiatives. Prior to Avanos, he spent 10 years in a variety of strategy, finance, and M&A roles for Newell Brands, Equity Pacific Partners, and Intel Capital.
As CFO, Galovan will oversee the company’s global finance, treasury, tax, corporate development, investor relations, and accounting groups, as well as its Enterprise Program Management Office.
He will report directly to David Pacitti, Avanos chief executive officer.
“Scott brings a growth-oriented mindset to the CFO role, which will be critical as we look to build on the significant progress we’ve made with our transformation efforts,” said Pacitti. “His ability to drive strategic partnerships, coupled with his deep understanding of market dynamics, will help to shape our next chapter, enhance our long-term planning, and maintain a sharp focus on shareholder value.”
Galovan earned a bachelor’s degree from BYU and a master’s of business administration from the University of California at Los Angeles, where he was a Venture Fellow.
The Company also announced the appointment of Pacitti as a member of its board of directors, effective Aug. 1, 2025.
“On behalf of the entire board, I am pleased to welcome Dave to the Avanos board,” said Gary Blackford, Avanos board chair. “His extensive industry experience and leadership will further strengthen the Company’s vision of being the best at getting patients back to the things that matter.”
About Avanos Medical
Avanos Medical (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple product categories. For more information, visit www.avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.
SOURCE Avanos Medical
Media Contact:
Katrine Kubis
Vice President, Corporate Communications
Avanos Medical, Inc.
CorporateCommunications@Avanos.com